Exhibit 99.1

Third Quarter 2011 Financial Highlights

Income Statement

•

Net income available to common shareholders was $0.39 per average common share, compared to earnings of $0.33 per average common share for the prior quarter and $0.17 per average common share for the third quarter of 2010.

•

Earnings per share was $0.81 for the first nine months of 2011 compared to a net loss of $(0.41) per average common share in 2010. The growth was driven by higher net interest income, a lower provision for credit losses, and the elimination of the TARP preferred dividends at the end of the first quarter of 2011.

•	Revenue, excluding net gains on the sale of investment securities, was relatively stable compared to the prior quarter and the third quarter of 2010, up 1% and down 2%, respectively.

•

Net interest income increased modestly compared to the prior quarter and 2% compared to the third quarter of 2010. Growth from the prior year was primarily due to lower rates on deposits, a continued shift in deposit mix toward lower-cost deposits, and a reduction in higher-cost funding.

•

The net interest margin was 3.49%, a decline of four basis points from the prior quarter due to lower earning asset yields, partially offset by lower rates on interest-bearing liabilities. The margin increased eight basis points over the third quarter of 2010 due to favorable deposit mix and pricing trends.

•

Noninterest income declined 1% from the prior quarter. Higher mortgage production income and debt valuation gains were offset by lower gains on the sale of investment securities and lower investment banking revenue. Noninterest income decreased 14% compared to the third quarter of 2010, primarily due to lower mortgage-related revenue and lower gains on the sale of investment securities.

•

Noninterest expense increased 1% compared to the prior quarter due to higher mortgage-related expenses. Expenses increased 4% over the third quarter of 2010, attributable to higher mortgage-related expenses, as well as increased employee compensation due to improved revenue in certain businesses and an increase in personnel.

Credit Quality

•	Credit quality improved with net charge-offs, nonperforming loans, nonperforming assets, and early stage delinquencies all declining.

•	Net charge-offs declined 3% compared to the prior quarter and 29% compared to the third quarter of 2010.

•	Nonperforming loans declined 10% from the prior quarter, the ninth consecutive quarterly decline. Nonperforming loans were down $1.1 billion, or 26%, from a year ago.

•

Provision for credit losses declined due to lower net charge-offs and a reduction in the allowance for loan losses due to the continued improvement in credit quality. The allowance for loan losses was $2.6 billion, or 2.22% of total loans, as of September 30, 2011.

Balance Sheet

•	Average loans increased 1% compared to the prior quarter. Targeted commercial and consumer portfolios grew, while certain higher-risk portions of the portfolio continued to be managed down.

•	Average client deposits grew to another record level, increasing $1.1 billion, or 1%, compared to the prior quarter. The favorable trend in the deposit mix toward lower-cost accounts continued.

•

Estimated capital ratios continue to be well above current regulatory requirements, as well as the Basel III proposed guidance. The Tier 1 capital and Tier 1 common ratios were estimated to be 11.05% and 9.25%, respectively, as of the end of the quarter.

	Three Months Ended September 30,
	2010	2011
Income Statement

(presented on a fully taxable-equivalent basis)

(Dollars in millions, except per share data)
Net income	$153	$215
Net income available to common shareholders	84	211
Earnings per average common diluted share	0.17	0.39
Total revenue	2,313	2,196
Total revenue, excluding net securities gains/losses	2,244	2,194
Net interest income	1,266	1,293
Provision for credit losses	615	347
Noninterest income	1,047	903
Noninterest expense	1,499	1,560
Net interest margin	3.41%	3.49%

Balance Sheet
(Dollars in billions)
Average loans	$113.3	$115.6
Average consumer and commercial deposits	117.2	123.0

Capital
Tier 1 capital ratio (1)	13.58%	11.05%
Tier 1 common equity ratio (1)	8.02%	9.25%
Total average shareholders’ equity to total average assets	13.42%	11.62%

Asset Quality
Net charge-offs to average loans (annualized)	2.42%	1.69%
Allowance for loan losses to period end loans	2.69%	2.22%
Nonperforming loans to total loans	3.80%	2.76%

(1)	Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of October 21, 2011.

Consolidated Financial Performance

(Presented on a fully taxable-equivalent basis unless otherwise noted)

Revenue

Total revenue was $2.2 billion for the third quarter of 2011, essentially unchanged from the prior quarter and lower by $117 million from the third quarter of 2010. Net gains from the sales of securities were $2 million for the third quarter of 2011 compared to $32 million for the second quarter of 2011 and $69 million for the third quarter of 2010. Excluding these gains, total revenue increased 1% compared to the prior quarter, primarily due to increased mortgage production income, and declined 2% compared to the third quarter of 2010, primarily due to lower mortgage-related revenue.

For the nine months ended September 30, 2011, total revenue was $6.6 billion, up $180 million, or 3%, compared to 2010. The increase was due to higher net interest income, higher valuation gains on the Company’s fair value debt and index-linked CDs, and growth in most consumer and commercial fee categories. This growth was partially offset by lower service charges, lower mortgage-related revenue, and lower net gains from the sales of investment securities.

Net Interest Income

For the third quarter of 2011, net interest income was $1,293 million compared with $1,286 million for the prior quarter and $1,266 million for the third quarter of 2010. The 1% increase on a sequential quarter basis was primarily related to one more day in the current quarter. The 2% increase over the third quarter of 2010 was driven by lower rates on deposits, a continued shift in deposit mix toward lower-cost deposits, and a reduction in higher-cost funding.

Net interest margin in the third quarter of 2011 was 3.49%, a decline of four basis points from the prior quarter and an increase of eight basis points from the third quarter of 2010. On a sequential quarter basis, yields on earning assets declined nine basis points, driven by lower loan yields, and rates on interest-bearing liabilities declined five basis points due to lower rates on deposits and long-term debt. Compared to the third quarter of 2010, the favorable shift in the deposit mix, lower rates paid, and reduced long-term debt contributed to a decline in interest-bearing liabilities of 29 basis points, more than offsetting the 17 basis point decline in earning asset yields.

For the nine months ended September 30, 2011, net interest income increased 5% to $3,855 million compared to $3,676 million for 2010. Net interest margin was 3.52% for 2011, up 17 basis points from the prior year due to the decline in rates on deposit accounts more than offsetting the lower yield on earning assets.

Noninterest Income

Total noninterest income was $903 million for the third quarter of 2011 compared with $912 million for the prior quarter and $1,047 million for the third quarter of 2010. The $9 million decline compared to the prior quarter was due to a $30 million decline in net gains on the sale of investment securities and lower investment banking income, partially offset by higher mortgage production income and valuation gains on the Company’s debt carried at fair value. Compared with the third quarter of 2010, noninterest income declined $144 million, or 14%, due to lower net gains on the sale of investment securities, a decline in investment banking income, and lower mortgage-related income. This was partially offset by growth in trust income, retail investment services, and card fees, as well as higher valuation gains on the Company’s index-linked CDs and public debt carried at fair value.

Investment banking income was $68 million for the third quarter of 2011 compared with $95 million for the prior quarter and $96 million for the third quarter of 2010. The decline in the current quarter was partially due to strong prior quarter results, coupled with challenging market conditions during the current quarter.

Trading account profits and commissions were $66 million for the third quarter of 2011 compared with $53 million for the prior quarter and a trading loss of $22 million for the third quarter of 2010. The $13 million sequential quarter increase was driven by a $53 million increase in valuation gains on the Company’s fair value debt and index-linked CDs due to the widened credit spreads of financial institutions during the current quarter. Offsetting these valuation gains was a $24 million increase in valuation losses related to illiquid securities and previously securitized loans. In addition, core trading income was negatively impacted by the volatile markets during the current quarter. The $88 million increase in trading account profits and commissions compared to the third quarter of 2010 was mainly attributable to $78 million in valuation gains for the current quarter on the Company’s fair value debt and index-linked CDs, in comparison to $81 million in valuation losses for the third quarter of 2010. This was partially offset by lower fair market value adjustments on illiquid securities and previously securitized loans, as well as a decline in core trading income.

Mortgage production income was $54 million for the third quarter of 2011, compared with $4 million for the prior quarter and $133 million for the third quarter of 2010. The $50 million sequential quarter increase was driven by higher loan production and margins resulting from the decline in mortgage rates during the third quarter of 2011, partially offset by higher mortgage repurchase costs. During the quarter, the mortgage repurchase cost was $117 million, an increase of $27 million over the prior quarter due to higher agency-related repurchase requests. As of September 30, 2011, reserves for mortgage repurchases totaled $282 million, a decline of $17 million from the prior quarter, reflective of the increase in resolutions during the third quarter of 2011. Compared to the third quarter of 2010, mortgage production income declined $79 million, primarily due to a decrease in refinance volume.

Mortgage servicing income was $58 million for the third quarter of 2011, compared to $72 million for the prior quarter and $132 million for the third quarter of 2010. A decline in the net hedge performance was the primary driver of the $14 million sequential quarter decline and the $74 million decline compared to the third quarter of 2010. The mortgage servicing portfolio was $161 billion at the end of the third quarter of 2011.

Service charges on deposit accounts increased $6 million, or 4%, on a sequential quarter basis while all other noninterest income categories were relatively stable. Compared to the third quarter of 2010, trust income, retail investment income, and card fees all increased.

For the nine months ended September 30, noninterest income of $2.7 billion for 2011 was essentially equal to the same period in 2010. Increases in trust income, retail investment income, investment banking income, card fees, and higher valuation gains on the Company’s fair value debt and index-linked CDs were offset by lower mortgage-related income, reduced net gains on the sale of investment securities, and lower service charges on deposit accounts.

Noninterest Expense

Noninterest expense was $1,560 million for the current quarter compared with $1,542 million for the prior quarter and $1,499 million for the third quarter of 2010. The 1% increase on a sequential quarter basis was primarily due to a $18 million increase in mortgage-related expenses, including higher operating losses related to mortgage servicing. All other noninterest expenses were essentially flat on a sequential quarter basis.

The 4% increase in noninterest expense over the third quarter of 2010 was primarily due to a $45 million increase in operating losses related to mortgage servicing, a $41 million increase in employee compensation, and a $13 million increase in FDIC insurance premiums due to the change in assessment methodology. This was partially offset by a $15 million decline in other real estate expenses and a $13 million decrease in debt extinguishment costs. The increase in employee compensation was driven by a 3% increase in full-time equivalent employees, primarily in client interfacing and mortgage loss mitigation and servicing positions, as well as higher revenue-related compensation due to improved performance in certain businesses.

For the nine months ended September 30, noninterest expense was $4,567 million for 2011 and $4,362 million for 2010. The 5% increase in the current year was attributable to higher personnel-related expenses, mortgage-related expenses, and FDIC insurance premiums, partially offset by lower losses on the extinguishment of debt.

Income Taxes

For the third quarter of 2011, the Company recorded a provision for income taxes of $45 million compared with $58 million for the prior quarter and $14 million for the third quarter of 2010. The effective tax rate of 17.3% for the third quarter of 2011 compares to 24.5% for the prior quarter, which was impacted by the recognition of specific discrete items, and 8.3% for the third quarter of 2010.

U.S. Treasury Preferred Dividends

The Company formerly paid dividends to the U.S. Treasury on its $4.85 billion of TARP preferred securities. The Company redeemed these shares at the end of the first quarter of 2011, and, therefore, did not pay such dividends in the second or third quarters of 2011. The first quarter of 2011 included $66 million of preferred dividends paid to the U.S. Treasury, as well as a $74 million non-cash charge associated with the redemption of the TARP preferred shares. The third quarter of 2010 included $67 million of preferred dividends paid to the U.S. Treasury.

Balance Sheet

As of September 30, 2011, SunTrust had total assets of $172.6 billion and shareholders’ equity of $20.2 billion, representing 11.7% of total assets. Book value and tangible book value per common share were $37.29 and $25.60, respectively, as of September 30, 2011, up 3% and 4%, respectively, from the second quarter.

Loans

Average loans for the third quarter of 2011 were $115.6 billion, compared with average balances of $114.9 billion and $113.3 billion during the second quarter of 2011 and the third quarter of 2010, respectively. On a sequential quarter basis, average loans increased $0.7 billion, or 1%. Growth was concentrated in commercial & industrial loans which increased $1.1 billion, or 2%, while higher-risk loan categories such as home equity, commercial real estate, and construction loans continued to decline. Average loans increased $2.3 billion, or 2%, over the third quarter of 2010. Growth from the prior year was driven by targeted loan categories, including commercial & industrial, indirect auto, and government-guaranteed student loans, which increased by approximately $6 billion combined, while residential real estate categories were managed down. The risk profile of the loan portfolio continued to improve during the year; in addition to higher-risk loan categories declining meaningfully, approximately 8% of the Company’s loan portfolio was comprised of government-guaranteed loans as of September 30, 2011.

Deposits

Average consumer and commercial deposits for the third quarter of 2011 were $123.0 billion, compared to average balances of $121.9 billion and $117.2 billion for the second quarter of 2011 and third quarter of 2010, respectively. The favorable shift in the deposit mix continued during the quarter. The $1.1 billion sequential quarter growth in average deposits was driven by a $2.1 billion, or 7%, increase in demand deposits, partially offset by a decline in interest bearing demand and time deposits.

Compared to the third quarter of 2010, average consumer and commercial deposits increased $5.7 billion, or 5%. Average lower-cost deposit products increased a combined $9.7 billion, or 10%, while time deposits declined $4.0 billion, or 17%. While changing client preferences and the economic environment have contributed to this favorable shift in deposit mix, SunTrust also attributes the lower-cost deposit growth to its investments in enhancing the client experience and its marketing initiatives.

Capital and Liquidity

The Company’s estimated capital ratios are well above regulatory requirements, as well as the proposed guidelines recently published by the Basel Committee and endorsed by U.S. regulatory agencies. The Tier 1 capital and Tier 1 common ratios were estimated at 11.05% and 9.25%, respectively, and the tangible equity to tangible assets ratio increased to 8.38% as of September 30, 2011.

During the quarter, the U.S. Treasury conducted an auction of the Company’s warrants which were previously issued to the U.S. Treasury under the Capital Purchase Program. The Company purchased approximately four million of these warrants in the auction, resulting in an $11 million decline in equity. Also during the quarter, the Company announced an increase to its quarterly common dividend to $0.05 per share from $0.01 per share. The Company continues to have substantial available liquidity provided in the form of its client deposit base, other available funding resources, and the retention of cash and high-quality government-backed securities.

Asset Quality

Asset quality improved during the quarter, with declining net charge-offs, nonperforming loans, and early stage delinquencies.

Nonperforming loans totaled $3.2 billion as of September 30, 2011, a decline of $371 million, or 10%, from the prior quarter, marking the ninth consecutive quarterly decline. The percentage of nonperforming loans to total loans declined to 2.76%, down 38 basis points from the prior quarter. The sequential quarter decline was primarily driven by reductions in commercial construction, commercial real estate, and commercial & industrial loans. Compared to September 30, 2010, nonperforming loans declined $1.1 billion, or 26%, with the most significant reductions in commercial construction and, to a lesser extent, residential mortgages, commercial & industrial, and residential construction loans. Other real estate owned totaled $509 million at the end of the quarter, up 5% on a sequential quarter basis; however, it was down $136 million, or 21%, since September 30, 2010.

Net charge-offs were $492 million compared to $505 million in the prior quarter and $690 million in the third quarter of 2010. The $13 million sequential quarter decline was concentrated in residential mortgage loans. Compared to the third quarter of 2010, net charge-offs decreased $198 million, or 29%, with declines across all loan categories. The ratio of annualized net charge-offs to total average loans was 1.69%, a decline of 7 basis points and 73 basis points from the second quarter of 2011 and the third quarter of 2010, respectively. The provision for credit losses was $347 million, a decline of $45 million and $268 million from the second quarter of 2011 and the third quarter of 2010, respectively.

As of September 30, 2011, the allowance for loan losses was $2.6 billion and represented 2.22% of total loans, down 18 basis points from June 30, 2011. The $144 million decline in allowance for loan losses during the third quarter of 2011 was reflective of the continued improvement in asset quality.

Early stage delinquencies declined to 1.04%, an improvement of five basis points from the end of the second quarter of 2011. Excluding government-guaranteed student loans and Ginnie Mae insured repurchased mortgage loans, early stage delinquencies were 0.70%, a decline of three basis points from June 30, 2011.

Accruing restructured loans totaled $2.8 billion, and nonaccruing restructured loans totaled $883 million as of September 30, 2011. Accruing restructured loans increased $105 million, while nonaccruing restructured loans declined $40 million. $3.2 billion of restructured loans related to residential loans, while $0.5 billion were commercial loans.

LINE OF BUSINESS FINANCIAL PERFORMANCE

Line of Business Results

The Company has included line of business financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments are: Retail Banking, Diversified Commercial Banking, Corporate and Investment Banking, Mortgage, Wealth and Investment Management, and Commercial Real Estate. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other and Treasury, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other and Treasury segment also includes differences created between internal management accounting practices and generally accepted accounting principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming quarterly report on Form 10-Q.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published and SunTrust’s forthcoming quarterly report on Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations.

Important Cautionary Statement About Forward-Looking Statements

This financial information includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this financial information. In this financial information, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This financial information contains forward-looking statements. Any statement that does not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the periods ended June 30, 2011 and March 31, 2011, and in other periodic reports that we file with the SEC. Those factors include: difficult market conditions have adversely affected our industry; concerns over market volatility continue; the Dodd-Frank Act makes fundamental changes in the regulation of the financial services industry, some of which may adversely affect our business; we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; emergency measures designed to stabilize the U.S. banking system are beginning to wind down; we are subject to credit risk; our ALLL may not be adequate to cover our eventual losses; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; weakness in the economy and in the real estate market, including specific weakness within our geographic footprint, has adversely affected us and may continue to adversely affect us; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; we are subject to certain risks related to originating and selling mortgages. We may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations, and financial condition; we are subject to risks related to delays in the foreclosure process; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other natural or man-made disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; the soundness of other financial institutions could adversely affect us; we rely on other companies to provide key components of our business infrastructure; we rely on our systems, employees, and certain counterparties, and certain failures could materially adversely affect our operations; we depend on the accuracy and completeness of information about clients and counterparties; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or margin declines; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we may not pay dividends on your common stock; disruptions in our ability to access global capital markets may negatively affect our capital resources and liquidity; any reduction in our credit rating could increase the cost of our funding from the capital markets; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, then our operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies; our accounting policies and processes are critical to how we report our financial condition and results of operations, and they require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

SunTrust Banks, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
EARNINGS & DIVIDENDS
Net income	$215	$153	$573	$5
Net income/(loss) available to common shareholders	211	84	424	(201)
Total revenue - FTE [1,2]	2,196	2,313	6,553	6,373
Total revenue - FTE excluding securities gains, net [1,2]	2,194	2,244	6,455	6,245
Net income/(loss) per average common share
Diluted [4]	0.39	0.17	0.81	(0.41)
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1,4]	0.39	0.17	0.95	(0.41)
Basic	0.40	0.17	0.81	(0.41)
Dividends paid per common share	0.05	0.01	0.07	0.03

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$172,076	$171,999	$171,886	$171,569
Earning assets	146,836	147,249	146,536	146,538
Loans	115,638	113,322	115,242	113,587
Consumer and commercial deposits	122,974	117,233	121,863	116,267
Brokered and foreign deposits	2,312	2,740	2,418	2,945
Total shareholders’ equity	20,000	23,091	20,861	22,583

As of
Total assets	172,553	174,703
Earning assets	148,991	149,994
Loans	117,475	115,055
Allowance for loan and lease losses	2,600	3,086
Consumer and commercial deposits	123,933	117,494
Brokered and foreign deposits	2,318	2,850
Total shareholders’ equity	20,200	23,438

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.50%	0.35%	0.45%	-%
Return on average common shareholders’ equity	4.23	1.83	2.96	(1.53)
Net interest margin [2]	3.49	3.41	3.52	3.35
Efficiency ratio [2]	71.05	64.80	69.69	68.45
Tangible efficiency ratio [1,2]	70.55	64.24	69.18	67.83
Effective tax rate/(benefit)	17.33	8.25	19.15	(102.05)
Tier 1 common equity [3]	9.25	8.02
Tier 1 capital [3]	11.05	13.58
Total capital [3]	13.85	16.42
Tier 1 leverage [3]	8.85	11.03
Total average shareholders’ equity to total average assets	11.62	13.42	12.14	13.16
Tangible equity to tangible assets [1]	8.38	10.19

Book value per common share	$37.29	$37.01
Tangible book value per common share [1]	25.60	24.42
Market price:
High	26.52	27.05	33.14	31.92
Low	16.51	21.79	16.51	20.16
Close	17.95	25.83	17.95	25.83
Market capitalization	9,639	12,914

Average common shares outstanding (000s)
Diluted	535,395	498,802	524,888	498,515
Basic	531,928	495,501	521,248	495,243

Full-time equivalent employees	29,483	28,599
Number of ATMs	2,889	2,928
Full service banking offices	1,658	1,670

[1]	See Appendix A for reconcilements of non-GAAP performance measures.
[2]

Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of October 21, 2011.
[4]

For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Interest income	$1,538	$1,604	$4,638	$4,747
Interest expense	275	366	867	1,160

NET INTEREST INCOME	1,263	1,238	3,771	3,587
Provision for credit losses	347	615	1,186	2,138

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	916	623	2,585	1,449

NONINTEREST INCOME
Service charges on deposit accounts	176	184	509	588
Trust and investment management income	134	124	404	373
Retail investment services	58	52	175	147
Other charges and fees	130	137	386	399
Investment banking income	68	96	231	210
Trading account profits/(losses) and commissions	66	(22)	171	80
Card fees	104	96	309	277
Mortgage production related income	54	133	56	86
Mortgage servicing related income	58	132	202	290
Other noninterest income	53	46	157	119
Securities gains, net	2	69	98	128

Total noninterest income	903	1,047	2,698	2,697

NONINTEREST EXPENSE
Employee compensation and benefits	750	709	2,252	2,083
Net occupancy expense	90	92	268	273
Outside processing and software	164	157	484	463
Equipment expense	44	45	132	128
Marketing and customer development	41	43	125	121
Amortization of intangible assets	11	13	34	39
Net (gain)/loss on extinguishment of debt	(1)	12	(3)	67
Operating losses	72	27	161	57
FDIC premium/regulatory exams	80	67	232	197
Other noninterest expense	309	334	882	934

Total noninterest expense	1,560	1,499	4,567	4,362

INCOME/(LOSS) BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	259	171	716	(216)
Provision/(benefit) for income taxes	45	14	136	(230)

INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	214	157	580	14
Net income/(loss) attributable to noncontrolling interest	(1)	4	7	9

NET INCOME	$215	$153	$573	$5

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$211	$84	$424	($201)

Net interest income - FTE [1]	1,293	1,266	3,855	3,676

Net income/(loss) per average common share
Diluted [2]	0.39	0.17	0.81	(0.41)
Basic	0.40	0.17	0.81	(0.41)

Cash dividends paid per common share	0.05	0.01	0.07	0.03
Average common shares outstanding (000s)
Diluted	535,395	498,802	524,888	498,515
Basic	531,928	495,501	521,248	495,243

1Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

2For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (Dollars in millions and shares in thousands) (Unaudited)
	As of
	September 30	December 31
	2011	2010
ASSETS
Cash and due from banks	$4,637	$4,296
Interest-bearing deposits in other banks	21	24
Funds sold and securities purchased under agreements to resell	842	1,058
Trading assets	6,288	6,175
Securities available for sale	27,502	26,895
Loans held for sale	2,243	3,501
Loans held for investment:
Commercial & industrial	47,985	44,753
Commercial real estate	5,330	6,167
Commercial construction	1,390	2,568
Residential mortgages - guaranteed	4,449	4,520
Residential mortgages - nonguaranteed	23,517	23,959
Residential home equity products	15,980	16,751
Residential construction	1,046	1,291
Consumer student loans - guaranteed	5,333	4,260
Consumer other direct	1,945	1,722
Consumer indirect	10,003	9,499
Consumer credit cards	497	485

Total loans held for investment	117,475	115,975
Allowance for loan and lease losses	(2,600)	(2,974)

Net loans held for investment	114,875	113,001
Goodwill	6,344	6,323
Other intangible assets	1,138	1,571
Other real estate owned	509	596
Other assets	8,154	9,434

Total assets[1]	$172,553	$172,874

LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$32,447	$27,290
Interest-bearing consumer and commercial deposits:
NOW accounts	24,670	26,115
Money market accounts	43,236	42,005
Savings	4,644	4,094
Consumer time	12,177	12,879
Other time	6,759	7,642

Total consumer and commercial deposits	123,933	120,025
Brokered deposits	2,283	2,365
Foreign deposits	35	654

Total deposits	126,251	123,044
Funds purchased	998	951
Securities sold under agreements to repurchase	2,016	2,180
Other short-term borrowings	3,218	2,690
Long-term debt	13,544	13,648
Trading liabilities	1,735	2,678
Other liabilities	4,591	4,553

Total liabilities	152,353	149,744

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	172	4,942
Common stock, $1.00 par value	550	515
Additional paid in capital	9,314	8,403
Retained earnings	8,933	8,542
Treasury stock, at cost, and other	(795)	(888)
Accumulated other comprehensive income	2,026	1,616

Total shareholders’ equity	20,200	23,130

Total liabilities and shareholders’ equity	$172,553	$172,874

Common shares outstanding	537,001	500,436
Common shares authorized	750,000	750,000
Preferred shares outstanding	2	50
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	12,919	14,231
[1]Includes earning assets of	$148,991	$148,473

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	September 30, 2011

	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans (Post-Adoption):[1]
Commercial and industrial - FTE [2]	$46,261	$595	5.11%
Commercial real estate	5,192	49	3.72
Commercial construction	1,043	10	3.90
Residential mortgages - guaranteed	4,349	39	3.59
Residential mortgages -non guaranteed	21,888	266	4.87
Home equity products	15,718	148	3.74
Residential construction	826	11	5.10
Guaranteed student loans	4,765	52	4.35
Other direct	1,906	23	4.67
Indirect	9,761	109	4.44
Credit cards	522	15	11.31
Nonaccrual	3,407	7	0.79

Total loans	115,638	1,324	4.54
Securities available for sale:
Taxable	23,768	195	3.29
Tax-exempt - FTE [2]	485	7	5.44

Total securities available for sale	24,253	202	3.33
Funds sold and securities purchased under agreements to resell	977	-	-
Loans held for sale	2,032	21	4.11
Interest-bearing deposits	21	-	0.15
Interest earning trading assets	3,915	21	2.09

Total earning assets	146,836	1,568	4.23
Allowance for loan and lease losses	(2,682)
Cash and due from banks	5,567
Other assets	16,676
Noninterest earning trading assets	2,897
Unrealized gains on securities available for sale, net	2,782

Total assets	$172,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$23,979	$8	0.13%
Money market accounts	43,095	39	0.36
Savings	4,622	2	0.15
Consumer time	12,404	49	1.59
Other time	6,940	30	1.70

Total interest-bearing consumer and commercial deposits	91,040	128	0.56
Brokered deposits	2,303	26	4.34
Foreign deposits	9	-	0.13

Total interest-bearing deposits	93,352	154	0.65
Funds purchased	1,069	-	0.11
Securities sold under agreements to repurchase	2,170	1	0.15
Interest-bearing trading liabilities	878	7	2.95
Other short-term borrowings	3,063	3	0.40
Long-term debt	13,667	110	3.19

Total interest-bearing liabilities	114,199	275	0.95
Noninterest-bearing deposits	31,934
Other liabilities	4,069
Noninterest-bearing trading liabilities	1,874
Shareholders’ equity	20,000

Total liabilities and shareholders’ equity	$172,076

Interest Rate Spread			3.28%

Net Interest Income - FTE [2]		$1,293

Net Interest Margin [3]			3.49%

1 Average balances, interest income, and yields are presented using the new loan classifications as initially adopted in the Company’s 2010 Annual Report on Form 10-K. Due to the inability of the Company to present 2010 periods using the new classifications, the 2011 amounts have also been presented using prior loan classifications on the next page.

2 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

3 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID, continued

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended
	September 30, 2011
	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans (Pre-Adoption): [1]
Real estate residential mortgage 1-4 family	$28,870	$347	4.81%
Real estate construction	1,969	20	3.96
Real estate home equity lines	14,210	121	3.37
Real estate commercial	12,620	128	4.03
Commercial - FTE [2]	36,686	491	5.31
Credit card	1,026	21	8.08
Consumer - direct	7,089	80	4.49
Consumer - indirect	9,761	109	4.44
Nonaccrual	3,407	7	0.79

Total loans	115,638	1,324	4.54
Securities available for sale:
Taxable	23,768	195	3.29
Tax-exempt - FTE [2]	485	7	5.44

Total securities available for sale	24,253	202	3.33
Funds sold and securities purchased under agreements to resell	977	-	-
Loans held for sale	2,032	21	4.11
Interest-bearing deposits	21	-	0.15
Interest earning trading assets	3,915	21	2.09

Total earning assets	146,836	1,568	4.23
Allowance for loan and lease losses	(2,682)
Cash and due from banks	5,567
Other assets	16,676
Noninterest earning trading assets	2,897
Unrealized gains on securities available for sale, net	2,782

Total assets	$172,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$23,979	$8	0.13%
Money market accounts	43,095	39	0.36
Savings	4,622	2	0.15
Consumer time	12,404	49	1.59
Other time	6,940	30	1.70

Total interest-bearing consumer and commercial deposits	91,040	128	0.56
Brokered deposits	2,303	26	4.34
Foreign deposits	9	-	0.13

Total interest-bearing deposits	93,352	154	0.65
Funds purchased	1,069	-	0.11
Securities sold under agreements to repurchase	2,170	1	0.15
Interest-bearing trading liabilities	878	7	2.95
Other short-term borrowings	3,063	3	0.40
Long-term debt	13,667	110	3.19

Total interest-bearing liabilities	114,199	275	0.95
Noninterest-bearing deposits	31,934
Other liabilities	4,069
Noninterest-bearing trading liabilities	1,874
Shareholders’ equity	20,000

Total liabilities and shareholders’ equity	$172,076

Interest Rate Spread			3.28%

Net Interest Income-FTE [2]		$1,293

Net Interest Margin [3]			3.49%

1 For comparability to prior periods, the Company has presented loans in this table using the prior period loan classifications. The previous page presents average balances, interest income, and yields for loans under the new classification that aligns with the new loan class presentation in the Company’s 2010 Annual Report on Form 10-K.

2 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

3 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	September 30, 2010
	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Real estate residential mortgage 1-4 family	$29,252	$386	5.27%
Real estate construction	3,431	33	3.78
Real estate home equity lines	14,785	127	3.40
Real estate commercial	14,166	146	4.08
Commercial - FTE [1]	32,491	459	5.60
Credit card	1,049	22	8.37
Consumer - direct	5,872	66	4.45
Consumer - indirect	7,770	108	5.50
Nonaccrual [2]	4,506	8	0.88

Total loans	113,322	1,355	4.74
Securities available for sale:
Taxable	25,502	208	3.26
Tax-exempt-FTE [1]	732	10	5.26

Total securities available for sale	26,234	218	3.32
Funds sold and securities purchased under agreements to resell	1,021	-	0.08
Loans held for sale	3,276	35	4.33
Interest - bearing deposits	25	-	0.10
Interest earning trading assets	3,371	24	2.75

Total earning assets	147,249	1,632	4.40
Allowance for loan and lease losses	(3,035)
Cash and due from banks	4,200
Other assets	18,019
Noninterest earning trading assets	3,171
Unrealized gains on securities available for sale, net	2,395

Total assets	$171,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$23,514	$13	0.23%
Money market accounts	39,839	57	0.57
Savings	4,074	3	0.22
Consumer time	14,381	68	1.87
Other time	8,914	45	2.02

Total interest-bearing consumer and commercial deposits	90,722	186	0.81
Brokered deposits	2,418	28	4.53
Foreign deposits	322	-	0.15

Total interest-bearing deposits	93,462	214	0.91
Funds purchased	1,176	1	0.20
Securities sold under agreements to repurchase	2,505	1	0.16
Interest-bearing trading liabilities	917	9	3.61
Other short-term borrowings	3,192	3	0.40
Long-term debt	15,396	138	3.56

Total interest-bearing liabilities	116,648	366	1.24
Noninterest-bearing deposits	26,511
Other liabilities	3,891
Noninterest-bearing trading liabilities	1,858
Shareholders’ equity	23,091

Total liabilities and shareholders’ equity	$171,999

Interest Rate Spread			3.16%

Net Interest Income-FTE [1]		$1,266

Net Interest Margin [3]			3.41%

1The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to   be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2Accruing TDRs were classified in Nonaccrual during prior periods. Due to sustained performance, accruing TDRs have been reclassified to the applicable loan category where   the related interest income is being classified in all periods presented.

3The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Nine Months Ended
	September 30, 2011
	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$45,208	$1,760	5.21%
Commercial real estate	5,462	152	3.71
Commercial construction	1,236	35	3.84
Residential mortgages - guaranteed	4,347	113	3.47
Residential mortgages - nonguaranteed	21,950	826	5.02
Home equity products	15,950	449	3.76
Residential construction	891	35	5.18
Guaranteed student loans	4,566	148	4.34
Other direct	1,824	66	4.82
Indirect	9,566	334	4.67
Credit cards	500	45	11.90
Nonaccrual	3,742	25	0.88

Total loans	115,242	3,988	4.63
Securities available for sale:
Taxable	23,728	579	3.25
Tax-exempt - FTE [1]	517	21	5.49

Total securities available for sale	24,245	600	3.30
Funds sold and securities purchased under agreements to resell	1,040	-	-
Loans held for sale	2,285	71	4.14
Interest-bearing deposits	22	-	0.14
Interest earning trading assets	3,702	63	2.28

Total earning assets	146,536	4,722	4.31
Allowance for loan and lease losses	(2,757)
Cash and due from banks	5,498
Other assets	17,237
Noninterest earning trading assets	2,851
Unrealized gains on securities available for sale, net	2,521

Total assets	$171,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$24,669	$29	0.15%
Money market accounts	42,856	130	0.41
Savings	4,493	5	0.16
Consumer time	12,629	151	1.60
Other time	7,185	94	1.74

Total interest-bearing consumer and commercial deposits	91,832	409	0.60
Brokered deposits	2,322	77	4.36
Foreign deposits	96	-	0.14

Total interest-bearing deposits	94,250	486	0.69
Funds purchased	1,061	1	0.14
Securities sold under agreements to repurchase	2,245	2	0.15
Interest-bearing trading liabilities	910	22	3.23
Other short-term borrowings	2,920	9	0.40
Long-term debt	13,745	347	3.38

Total interest-bearing liabilities	115,131	867	1.01
Noninterest-bearing deposits	30,031
Other liabilities	3,949
Noninterest-bearing trading liabilities	1,914
Shareholders’ equity	20,861

Total liabilities and shareholders’ equity	$171,886

Interest Rate Spread			3.30%

Net Interest Income - FTE [1]		$3,855

Net Interest Margin [2]			3.52%

[1]The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA

(Dollars in millions) (Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30

	2011		2010		2011	2010
CREDIT DATA
Allowance for credit losses - beginning	$2,795		$3,216		$3,032	$3,235
Provision/(benefit) for unfunded commitments	(1)		(5)		(8)	(60)
Provision for loan losses
Commercial	86		186		318	671
Residential	236		392		810	1,406
Consumer	26		42		66	122

Total provision for loan losses	348		620		1,194	2,199

Charge-offs
Commercial	(214)		(251)		(619)	(694)
Residential	(282)		(433)		(970)	(1,511)
Consumer	(40)		(41)		(125)	(150)

Total charge-offs	(536)		(725)		(1,714)	(2,355)

Recoveries
Commercial	29		20		99	72
Residential	3		5		14	15
Consumer	12		10		33	35

Total recoveries	44		35		146	122

Net charge-offs	(492)		(690)		(1,568)	(2,233)

Allowance for credit losses - ending	$2,650		$3,141		$2,650	$3,141

Components:
Allowance for loan and lease losses	$2,600		$3,086
Unfunded commitments reserve	50		55

Allowance for credit losses	$2,650		$3,141

Net charge-offs to average loans (annualized)[1]
Commercial	1.37%		1.70%		1.30%	1.51%
Residential	2.47		3.68		2.83	4.33
Consumer	0.66		0.91		0.75	1.24

Total net charge-offs to total average loans	1.69%		2.42%		1.82%	2.63%

Period Ended
Nonaccrual/nonperforming loans
Commercial	$1,205		$2,058
Residential	2,007		2,273
Consumer	27		42

Total nonaccrual/nonperforming loans	3,239		4,373
Other real estate owned (“OREO”)	509		645
Other repossessed assets	15		51

Total nonperforming assets	$3,763		$5,069

Accruing restructured loans	$2,824		$2,516
Nonaccruing restructured loans	883		988
Accruing loans past due > 90 days (guaranteed)	1,708		1,425
Accruing loans past due > 90 days (non-guaranteed)	116		155

Total nonperforming loans to total loans	2.76%		3.80%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	3.19		4.38
Allowance to period-end loans[2,3]	2.22		2.69
Allowance to nonperforming loans[2,3]	80.92		71.07
Allowance to annualized net charge-offs[2]	1.33	x	1.13	x

[1] Average loans under the new loan classifications in periods prior to the first quarter of 2011 were computed using monthly averages due to an inability to calculate daily averages for prior periods. The Company believes that monthly averages are representative of its operations and materially approximates daily averages.

[2] This ratio is computed using the allowance for loan and lease losses.

[3] Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended September 30				Nine Months Ended September 30
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - LOCOM	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$85	$1,298	$60	$1,443	$104	$604	$936	$67	$1,711
Designated at fair value (transfers from amortized cost)	-	-	-	-	-	(604)	604	-	-
Amortization	(10)	-	(3)	(13)	(29)	-	-	(10)	(39)
Mortgage Servicing Rights (“MSRs”) originated	-	64	-	64	-	-	198	-	198
Fair value change due to fair value election	-	-	-	-	-	-	145	-	145
Fair value changes due to inputs and assumptions	-	(241)	-	(241)	-	-	(643)	-	(643)
Other changes in fair value	-	(49)	-	(49)	-	-	(168)	-	(168)

Balance, September 30, 2010	$75	$1,072	$57	$1,204	$75	$-	$1,072	$57	$1,204

Balance, beginning of period	$51	$1,423	$65	$1,539	$67	$-	$1,439	$65	$1,571
Amortization	(7)	-	(4)	(11)	(23)	-	-	(11)	(34)
MSRs originated	-	47	-	47	-	-	183	-	183
Sale of MSRs	-	-	-	-	-	-	(7)	-	(7)
Fair value changes due to inputs and assumptions	-	(391)	-	(391)	-	-	(443)	-	(443)
Other changes in fair value	-	(46)	-	(46)	-	-	(139)	-	(139)
Other	-	-	-	-	-	-	-	7	7

Balance, September 30, 2011	$44	$1,033	$61	$1,138	$44	$-	$1,033	$61	$1,138

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30 2011	September 30 2010	September 30 2011	September 30 2010
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION[1]
Efficiency ratio[2]	71.05%	64.80%	69.69%	68.45%
Impact of excluding amortization of intangible assets	(0.50)	(0.56)	(0.51)	(0.62)

Tangible efficiency ratio[3]	70.55%	64.24%	69.18%	67.83%

Total shareholders’ equity	$20,200	$23,438
Goodwill, net of deferred taxes of $149 million, $144 million, $139 million, $134 million, and $131 million, respectively	(6,195)	(6,192)
Other intangible assets, net of deferred taxes of $18 million, $21 million, $24 million, $26 million, and $30 million, respectively, and MSRs	(1,120)	(1,174)
MSRs	1,033	1,072

Tangible equity	13,918	17,144
Preferred stock	(172)	(4,936)

Tangible common equity	$13,746	$12,208

Total assets	$172,553	$174,703
Goodwill	(6,344)	(6,323)
Other intangible assets including MSRs	(1,138)	(1,204)
MSRs	1,033	1,072

Tangible assets	$166,104	$168,248

Tangible equity to tangible assets[4]	8.38%	10.19%
Tangible book value per common share[5]	$25.60	$24.42

Net interest income	$1,263	$1,238	$3,771	$3,587
Taxable-equivalent adjustment	30	28	84	89

Net interest income - FTE	1,293	1,266	3,855	3,676
Noninterest income	903	1,047	2,698	2,697

Total revenue - FTE	2,196	2,313	6,553	6,373
Securities gains, net	(2)	(69)	(98)	(128)

Total revenue - FTE excluding net securities gains[6]	$2,194	$2,244	$6,455	$6,245

1Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

2Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

3SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

4SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.

5SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.

6SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.

	September 3	September 3	September 3	September 3
SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30 2011	September 30 2010	September 30 2011	September 30 2010
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION[1]
Net income/(loss) available to common shareholders	$211	$84	$424	($201)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	-	-	74	-

Net income/(loss) available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$211	$84	$498	($201)

Net income/(loss) per average common share - diluted	$0.39	$0.17	$0.81	($0.41)
Effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	-	-	0.14	-

Net income/(loss) per average common share - diluted, excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$0.39	$0.17	$0.95	($0.41)

RECONCILIATION OF NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS:
Net income	$215	$153	$573	$5
Preferred dividends, Series A	(2)	(2)	(5)	(6)
U.S. Treasury preferred dividends and accretion of discount	-	(67)	(66)	(200)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	-	-	(74)	-
Dividends and undistributed earnings allocated to unvested shares	(2)	-	(4)	-

Net income/(loss) available to common shareholders	$211	$84	$424	($201)

1Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries RETAIL BANKING LINE OF BUSINESS (Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Statements of Income

Net interest income [1]	$640	$630	$1,897	$1,870
FTE adjustment	-	-	-	-

Net interest income - FTE	640	630	1,897	1,870
Provision for credit losses [2]	181	229	593	765

Net interest income - FTE - after provision for credit losses	459	401	1,304	1,105

Noninterest income before securities gains/(losses)	286	278	830	857
Securities gains/(losses), net	-	-	-	-

Total noninterest income	286	278	830	857

Noninterest expense before amortization of intangible assets	646	613	1,912	1,820
Amortization of intangible assets	8	10	24	30

Total noninterest expense	654	623	1,936	1,850

Income before provision for income taxes	91	56	198	112
Provision for income taxes	33	20	72	39
FTE adjustment	-	-	-	-

Net income including income attributable to noncontrolling interest	58	36	126	73
Less: net income attributable to noncontrolling interest	-	-	-	-

Net income	$58	$36	$126	$73

Total revenue - FTE	$926	$908	$2,727	$2,727

Selected Average Balances

Total loans	$35,397	$33,537	$35,330	$33,053
Goodwill	4,855	4,855	4,855	4,855
Other intangible assets excluding MSRs	53	87	61	97
Total assets	40,821	39,105	40,752	38,856
Consumer and commercial deposits	77,112	75,598	76,848	75,056

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries DIVERSIFIED COMMERCIAL BANKING LINE OF BUSINESS (Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Statements of Income

Net interest income [1]	$159	$142	$456	$408
FTE adjustment	26	26	76	80

Net interest income - FTE	185	168	532	488
Provision for credit losses [2]	11	23	49	88

Net interest income - FTE - after provision for credit losses	174	145	483	400

Noninterest income before securities gains/(losses)	67	62	191	173
Securities gains/(losses), net	-	-	-	-

Total noninterest income	67	62	191	173

Noninterest expense before amortization of intangible assets	123	107	358	335
Amortization of intangible assets	-	-	-	-

Total noninterest expense	123	107	358	335

Income - FTE - before provision for income taxes	118	100	316	238
Provision for income taxes	16	11	38	7
FTE adjustment	26	26	76	80

Net income including income attributable to noncontrolling interest	76	63	202	151
Less: net income attributable to noncontrolling interest	-	-	-	-

Net income	$76	$63	$202	$151

Total revenue - FTE	$252	$230	$723	$661

Selected Average Balances

Total loans	$23,116	$22,380	$22,985	$22,722
Goodwill	928	928	928	928
Other intangible assets excluding MSRs	-	-	-	-
Total assets	25,242	24,633	25,113	25,039
Consumer and commercial deposits	19,300	17,757	19,210	18,469

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries COMMERCIAL REAL ESTATE LINE OF BUSINESS (Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Statements of Income

Net interest income [1]	$34	$38	$105	$124
FTE adjustment	-	-	1	-

Net interest income - FTE	34	38	106	124
Provision for credit losses [2]	133	156	353	344

Net interest income - FTE - after provision for credit losses	(99)	(118)	(247)	(220)

Noninterest income before securities gains/(losses)	25	21	73	61
Securities gains/(losses), net	-	-	-	-

Total noninterest income	25	21	73	61

Noninterest expense before amortization of intangible assets	100	120	316	324
Amortization of intangible assets	-	-	-	-

Total noninterest expense	100	120	316	324

Loss - FTE - before benefit for income taxes	(174)	(217)	(490)	(483)
Benefit for income taxes	(85)	(103)	(243)	(242)
FTE adjustment	-	-	1	-

Loss including income attributable to noncontrolling interest	(89)	(114)	(248)	(241)
Less: net income attributable to noncontrolling interest	-	-	-	-

Net loss	($89)	($114)	($248)	($241)

Total revenue - FTE	$59	$59	$179	$185

Selected Average Balances

Total loans	$6,658	$9,377	$7,314	$10,111
Goodwill	-	-	-	-
Other intangible assets excluding MSRs	-	-	-	-
Total assets	7,557	10,395	8,230	11,171
Consumer and commercial deposits	1,582	1,446	1,513	1,602

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE AND INVESTMENT BANKING LINE OF BUSINESS (Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Statements of Income

Net interest income [1]	$126	$98	$360	$272
FTE adjustment	1	-	2	1

Net interest income - FTE	127	98	362	273
Provision for credit losses [2]	(3)	-	(1)	37

Net interest income - FTE - after provision for credit losses	130	98	363	236

Noninterest income before securities gains/(losses)	109	196	477	449
Securities gains/(losses), net	-	-	-	-

Total noninterest income	109	196	477	449

Noninterest expense before amortization of intangible assets	139	121	433	352
Amortization of intangible assets	-	-	-	-

Total noninterest expense	139	121	433	352

Income - FTE - before provision for income taxes	100	173	407	333
Provision for income taxes	35	64	147	122
FTE adjustment	1	-	2	1

Net income including income attributable to noncontrolling interest	64	109	258	210
Less: net income attributable to noncontrolling interest	-	-	-	-

Net income	$64	$109	$258	$210

Total revenue - FTE	$236	$294	$839	$722

Selected Average Balances

Total loans	$14,302	$10,950	$13,084	$10,713
Goodwill	180	180	180	180
Other intangible assets excluding MSRs	-	-	-	-
Total assets	23,990	20,900	22,651	19,597
Consumer and commercial deposits	8,679	7,021	8,264	6,522

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE LINE OF BUSINESS (Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Statements of Income

Net interest income [1]	$121	$123	$362	$331
FTE adjustment	-	-	-	-

Net interest income - FTE	121	123	362	331
Provision for credit losses [2]	144	265	520	956

Net interest income - FTE - after provision for credit losses	(23)	(142)	(158)	(625)

Noninterest income before securities losses	115	272	272	399
Securities losses, net	-	-	(1)	(2)

Total noninterest income	115	272	271	397

Noninterest expense before amortization of intangible assets	318	296	847	812
Amortization of intangible assets	-	-	-	-

Total noninterest expense	318	296	847	812

Loss before benefit for income taxes	(226)	(166)	(734)	(1,040)
Benefit for income taxes	(88)	(63)	(283)	(395)
FTE adjustment	-	-	-	-

Net loss including income attributable to noncontrolling interest	(138)	(103)	(451)	(645)
Less: net income attributable to noncontrolling interest	-	-	-	1

Net loss	($138)	($103)	($451)	($646)

Total revenue - FTE	$236	$395	$633	$728

Selected Average Balances

Total loans	$28,765	$29,044	$28,966	$28,864
Goodwill	-	-	-	-
Other intangible assets excluding MSRs	-	-	-	-
Total assets	33,159	34,556	33,681	34,627
Consumer and commercial deposits	3,081	3,440	2,920	2,881

Mortgage Servicing Data (End of Period)
Total loans serviced	$161,019	$176,550
Total loans serviced for others	129,427	143,580

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s  equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries WEALTH AND INVESTMENT MANAGEMENT LINE OF BUSINESS (Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Statements of Income

Net interest income [1]	$105	$97	$305	$280
FTE adjustment	-	-	-	-

Net interest income - FTE	105	97	305	280
Provision for credit losses [2]	26	15	54	44

Net interest income - FTE - after provision for credit losses	79	82	251	236

Noninterest income before securities gains/(losses)	202	196	624	578
Securities gains/(losses), net	-	-	-	-

Total noninterest income	202	196	624	578

Noninterest expense before amortization of intangible assets	232	230	701	663
Amortization of intangible assets	3	3	9	9

Total noninterest expense	235	233	710	672

Income before provision for income taxes	46	45	165	142
Provision for income taxes	19	16	61	52
FTE adjustment	-	-	-	-

Net income including income attributable to noncontrolling interest	27	29	104	90
Less: net income attributable to noncontrolling interest	(4)	1	-	1

Net income	$31	$28	$104	$89

Total revenue - FTE	$307	$293	$929	$858

Selected Average Balances

Total loans	$7,258	$7,852	$7,377	$7,916
Goodwill	381	361	372	360
Other intangible assets excluding MSRs	55	49	54	52
Total assets	8,370	8,941	8,489	8,974
Consumer and commercial deposits	12,315	11,228	12,177	11,020

Other Information (End of Period)

Assets under administration [3]
Managed (discretionary) assets	$96,697	$107,927
Non-managed assets	47,272	44,735

Total assets under administration	143,969	152,662

Brokerage assets	34,159	33,893
Corporate trust assets	9,622	9,118

Total assets under advisement	$187,750	$195,673

1 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s   equity is not allocated to the lines of business at this time.

2 Provision for credit losses represents net charge-offs for the lines of business.

3 September 30, 2010 assets under advisement and assets under administration includes $4 billion in money market fund assets that were previously managed by RidgeWorth.   SunTrust completed the sale of its money market fund business to Federated Investors, Inc. in the fourth quarter of 2010.

SunTrust Banks, Inc. and Subsidiaries

CORPORATE OTHER AND TREASURY

(Dollars in millions) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Statements of Income

Net interest income	$78	$110	$286	$302
FTE adjustment	3	2	5	8

Net interest income - FTE	81	112	291	310
Provision for credit losses [1]	(145)	(73)	(382)	(96)

Net interest income - FTE - after provision for credit losses	226	185	673	406

Noninterest income before securities gains	97	(47)	133	52
Securities gains, net	2	69	99	130

Total noninterest income	99	22	232	182

Noninterest expense before amortization of intangible assets	(9)	(1)	(34)	17
Amortization of intangible assets	-	-	1	-

Total noninterest expense	(9)	(1)	(33)	17

Income - FTE - before provision for income taxes	334	208	938	571
Provision for income taxes	115	69	344	187
FTE adjustment	3	2	5	8

Net income including income attributable to noncontrolling interest	216	137	589	376
Less: net income attributable to noncontrolling interest	3	3	7	7

Net income	$213	$134	$582	$369

Total revenue - FTE	$180	$134	$523	$492

Selected Average Balances

Total loans	$142	$182	$186	$208
Securities available for sale	24,109	26,336	24,157	25,787
Goodwill	(1)	(1)	(1)	(1)
Other intangible assets excluding MSRs	3	3	3	4
Total assets	32,937	33,469	32,970	33,305
Consumer and commercial deposits	905	743	931	717

1 Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED - SEGMENT TOTALS

(Dollars in millions)    (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Statements of Income

Net interest income	$1,263	$1,238	$3,771	$3,587
FTE adjustment	30	28	84	89

Net interest income - FTE	1,293	1,266	3,855	3,676
Provision for credit losses	347	615	1,186	2,138

Net interest income - FTE - after provision for credit losses	946	651	2,669	1,538

Noninterest income before securities gains	901	978	2,600	2,569
Securities gains, net	2	69	98	128

Total noninterest income	903	1,047	2,698	2,697

Noninterest expense before amortization of intangible assets	1,549	1,486	4,533	4,323
Amortization of intangible assets	11	13	34	39

Total noninterest expense	1,560	1,499	4,567	4,362

Income/(loss) - FTE - before provision/(benefit) for income taxes	289	199	800	(127)
Provision/(benefit) for income taxes	45	14	136	(230)
FTE adjustment	30	28	84	89

Net income including income attributable to noncontrolling interest	214	157	580	14
Less: net income attributable to noncontrolling interest	(1)	4	7	9

Net income	$215	$153	$573	$5

Total revenue - FTE	$2,196	$2,313	$6,553	$6,373

Selected Average Balances

Total loans	$115,638	$113,322	$115,242	$113,587
Goodwill	6,343	6,323	6,334	6,322
Other intangible assets excluding MSRs	111	139	118	153
Total assets	172,076	171,999	171,886	171,569
Consumer and commercial deposits	122,974	117,233	121,863	116,267